UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MONTEREY GOURMET FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2008

Dear Stockholder:

          This year’s annual meeting of stockholders will be held on Friday, June 27, 2008 at 10:00 a.m., Pacific Daylight time, at the Embassy Suites Hotel Monterey Bay-Seaside, 1441 Canyon Del Rey, Seaside, California, 93955. You are cordially invited to attend.

          The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.

          After reading the Proxy Statement, please promptly complete, sign, and return the enclosed proxy in the prepaid envelope to ensure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

          A copy of the Company’s Annual Report to Stockholders is enclosed for your review. At the annual meeting we will review Monterey Gourmet Foods’ activities over the past year and our plans for the future.

          The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,

/s/ ERIC C. EDDINGS

ERIC C. EDDINGS
President and Chief Executive Officer

IMPORTANT: Please complete, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

MONTEREY GOURMET FOODS, INC.
1528 Moffett Street
Salinas, California 93905

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 27, 2008

TO THE STOCKHOLDERS:

          Please take notice that the annual meeting of the stockholders of Monterey Gourmet Foods, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 27, 2008, at 10:00 a.m., Pacific Daylight time, at the Embassy Suites Hotel Monterey Bay-Seaside, 1441 Canyon Del Rey, Seaside, California, 93955, for the following purposes:

          1.          To elect eight (8) directors to hold office for one-year terms and until their respective successors are elected and qualified.

          2.          To consider a proposal to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

          3.          To consider and vote upon a proposal to amend the Company’s 2002 Stock Option Plan to increase the share reserve by 1,000,000 shares from 3,240,000 to 4,240,000 shares.

          4.          To transact such other business as may properly come before the meeting.

          Stockholders of record at the close of business on April 29, 2008, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.

By order of the Board of Directors

/s/ SCOTT S. WHEELER

SCOTT S. WHEELER
Secretary and Chief Financial Officer

Salinas, California
April 30, 2008

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

          Your execution of the accompanying proxy is solicited by the Board of Directors of Monterey Gourmet Foods, Inc. a Delaware corporation, for use at its annual meeting of stockholders to be held on June 27, 2008, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about May 10, 2008.

SOLICITATION AND VOTING

          Voting Securities. Only stockholders of record as of the close of business on April 29, 2008 will be entitled to vote at the meeting and any adjournment thereof. As of April 29, 2008, we had 16,855,217 shares of Common Stock outstanding, all of which are entitled to be voted with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Unless otherwise noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

          Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

          Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

          Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of Monterey Gourmet Foods a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

          The Company’s Bylaws authorize a Board of Directors with five to nine members. The number of directors is fixed currently at eight, and management has nominated eight directors for election. At each Annual Meeting of Stockholders, directors are elected for a full term of one year to succeed those directors whose terms expire on such Annual Meeting date.

          Management’s nominees for election to the Board of Directors, and certain information with respect to them are set forth below. If elected, all nominees except as noted below will serve as directors until the Company’s Annual Meeting of Stockholders in 2009, and until their successors are elected and qualified. Management knows of no reason why any nominee otherwise should be unable or unwilling to serve. However, if any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominees as management may designate.

          Eight directors are to be elected to the Company’s Board of Directors at the 2008 Annual Meeting of Stockholders. Management’s nominees for election are Charles B. Bonner, John H. McGarvey, Viji Sampath, Van Tunstall, James Wong, Walter L. Henning, Eric C. Eddings, and Scott S. Wheeler.

          In 2003, in order to encourage rejuvenation of the Board, the Board of Directors adopted a policy to mandate outside director retirement from the Board at the end of any director’s annual term first ending after either serving 10 years (or five years from adoption of the policy, whichever period should be longer) on the Board or reaching the age of 72. According to this policy, Charles B. Bonner, Van Tunstall, and James Wong will be retiring from the Board in 2008 unless the Board chooses to amend this policy. The Nominating Committee under the direction of the Board has established criteria for new Board members and has begun the process of identifying and interviewing potential candidates.

          In order to insure the board’s continued effectiveness, while forestalling any potential problems that might be occasioned by the attrition of three outside directors in close proximity, the full Board of Directors has adopted proposals to convert the policy of mandatory retirement after 10 years of service into a guideline, with the Board retaining the authority to extend the term of any director in the best interests of the Company.

          Pursuant to the revised policy, the Board has voted to extend Mr. Bonner’s term until December 31, 2008, Mr. Tunstall’s term until December 31, 2009, and Mr. Wong’s term until December 31, 2010. Upon retirement of these directors, the Board expects to follow the aforementioned retirement policy.

VOTE REQUIRED AND BOARD OF DIRECTORS’ RECOMMENDATION

          If a quorum is present and voting, the eight nominees for director receiving the highest number of votes will be elected. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. However, abstentions and broker non-votes will have no effect on the outcome of the vote.

          The Board of Directors recommends a vote “FOR” the nominees named above.

          The following table sets forth, for our current directors, including the nominees to be elected at this meeting, information with respect to their ages and background.

Name	Age	Position	Director Since

Charles B. Bonner	66	Director	1995
John H. McGarvey	63	Director	2006
Viji Sampath	54	Director	2007
Van Tunstall	62	Chairman of the Board and Director	1997
James Wong	61	Director	1997
Walter L. Henning	63	Director	1999

Name	Age	Position	Director Since

Eric C. Eddings	47	Chief Executive Officer, President and Director	2006
Scott S. Wheeler	53	Chief Financial Officer, Corporate Secretary and Director	2004

          Charles B. Bonner. Mr. Bonner served as a Director of the Company from 1993 through January 1995, and was reappointed as a Director effective September 1995. Mr. Bonner is Principal and Founder of Pacific Resources, Inc., a mergers and acquisitions advisory firm, a position he has held since September 1989. From 1975 to 1988 he was president of Bonner Packing Co., an $80MM dried fruit processing and marketing company which was sold to Dole Food Company in 1988.

          Eric C. Eddings, Mr. Eddings was appointed by the Board of Directors as President and Chief Executive Officer of Monterey Gourmet Foods in September 2006. Prior to his appointment, he was the President of the Natural Foods Division of Monterey Gourmet Foods. Previously Mr. Eddings was the Chief Operating Officer and minority shareholder of CIBO Naturals, LLC which he and his associates purchased in June, 2002. CIBO Naturals was acquired by Monterey Gourmet Foods in January 2004 and later became part of the Natural Foods Division of Monterey Gourmet Foods. Prior to his employment with CIBO Naturals, Mr. Eddings was the Vice President of Wholesale/Plant Operations of Tully’s Coffee Corporation in Seattle, Washington. Mr. Eddings also has previously worked for Dreyers Grand Ice Cream, Haagen – Dazs Company and Frito Lay, Inc. Mr. Eddings has a Masters of Business Administration degree from the University of Redlands and a Bachelors of Arts degree in Business Administration from California State University at Fullerton.

          Van Tunstall. Mr. Tunstall was elected to the Board of Directors in February 1997. Since 1997, he has served as President of the Central Coast Group, a strategic consulting and business services firm. Mr. Tunstall has been an independent consultant with a variety of companies since 1997. Mr. Tunstall was a senior executive with Gilroy Foods, Inc., an international manufacturer of various food product ingredients, from 1977 to 1995. He served as President and Chairman of the Board of Gilroy Foods, Inc. from 1991 through 1995. Previously, Mr. Tunstall held several executive positions with McCormick & Company, Inc. Mr. Tunstall has also served on the boards of other food companies such as Rudi’s Organic Bakery, Inc., Wildwood Natural Foods, Inc, Kalsec, Inc, and Cascade Specialties, Inc.

          James Wong. Mr. Wong was elected to the Board of Directors in March 1997. Following a career in the U.S. Marine Corps, he worked as a turnaround manager and productivity consultant at General Motors and subsequently at PepsiCo, working in the U.S. and overseas. Since leaving employment with PepsiCo in 1988, Mr. Wong has worked on five continents as an entrepreneur and management consultant facilitating business turnarounds, strategic alliances and technology transfers for PepsiCo and other companies. Mr. Wong is currently Chairman and a Director of FRSI, Inc., a technology exploration, development and integration company.

          Walter L. Henning. Mr. Henning was elected to the Board of Directors in December 1999 and elected as Vice-Chairman in 2006. He has over 35 years experience in the production and distribution of a multitude of food products, including spices, extracts, seasoning mixes, and dehydrated onion, garlic and capsicums. He has held the position of Vice-President Operations for Divisions of Rykoff-Sexton, Burns-Philp, ConAgra Foods, and McCormick & Co, Inc. He also served as Chairman of the State of Iowa’s Manufacturing Council from 1990 - 1995. His responsibilities with both McCormick and ConAgra included managing an extensive farming operation as well as multiple onion/garlic dehydration facilities. Mr. Henning has B.S. and M.S. degrees in Food Science and Technology from the University of California, and currently holds an APICS Certification in Production and Inventory Management. He retired from McCormick and Co. in January, 2007 and now teaches upper division courses in Operations Management in the School of Business at California State University-Monterey Bay.

          John H. McGarvey. Mr. McGarvey was elected to the Board of Directors in February 2006. He served from 1990 to 2007 as an associate and/or partner of Cybus Capital Markets, LLC, an investment bank specializing in capital placement and formation services for middle market companies in the food and agribusiness areas. Mr. McGarvey is an owner and director of McGarvey & Affiliates, Inc, a financial consulting firm. Currently, Mr. McGarvey serves on the board of Dominex LLC. Mr. McGarvey is a law graduate of Creighton University, received a Masters degree in Taxation from New York University, and has earned continuing education credit in finance from the Wharton Business School.

          Viji Sampath. Mr. Sampath was elected to the Board of Directors in 2007. He has over 25 years corporate and management consulting experience in corporate development, strategic planning, mergers and acquisitions, and international business development. His industry experience includes senior Corporate Planning and Development positions at ConAgra Foods, Baskin-Robbins Ice Cream, Basic American Foods, and Hunt-Wesson Foods. As a senior manager at Price Waterhouse, Mr. Sampath led manufacturing strategy, financial and general management consulting engagements for clients in food processing and quick service restaurant industries. Mr. Sampath has earned a Bachelor of Science degree in Chemical Engineering from University of Madras, India and Master of Science degree in Chemical Engineering and a Master of Business Administration degree in Finance from Illinois Institute of Technology, Chicago, Illinois.

          Scott S. Wheeler. Mr. Wheeler joined the company in April 2003 as Corporate Controller, and was promoted to Chief Financial Officer, effective October 27, 2003 and was elected as a Board member in June 2004. His most recent position was Vice President and Financial Officer of KBC Edible Beans Division of ConAgra Foods, where he worked for three years. Prior to that, he worked for Mallard’s Food Products both when it was an independent company and after it was sold to Tyson Foods, Inc. He began his career at Mallard’s Food Products in 1994 as Chief Financial Officer until 1999 when he was promoted to General Manager until joining KBC in April of 2000. Prior to joining Mallard’s, Mr. Wheeler held a variety of positions with Basic American Foods over a thirteen-year period. He is a CPA with an MBA in finance from Golden Gate University in San Francisco, CA.

Board Meetings and Committees

          The Board of Directors held five meetings during the calendar year ended December 31, 2007. The Board of Directors has an Audit Committee, a Compensation/Nominating Committee, and a Corporate Governance Committee. During the last calendar year, all the directors attended all of the meetings of the Board and all of the committees of the Board of which each director was a member.

          Audit Committee. The members of the Audit Committee are John H. McGarvey, who acts as Chairman of the Committee, Van Tunstall, and Charles B. Bonner. Each of the Audit Committee members is independent for purposes of the NASDAQ Marketplace Rules as they apply to audit committee members. Mr. Bonner and Mr. McGarvey are audit committee financial experts, as defined in the rules of the Securities and Exchange Commission. The Audit Committee held eight meetings during the calendar year ended December 31, 2007. Four meetings were held in person and four meetings were held via conference call. The Committee operates under a written charter adopted by the Board of Directors, a copy of which will be provided free of charge to any stockholder upon written request to Scott Wheeler, Secretary, Monterey Gourmet Foods, Inc. 1528 Moffett Street, Salinas, California 93905. The Audit Committee provides oversight of financial management and the independent auditors and ensures that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s policies and procedures. In performing these functions, the Audit Committee meets periodically with the independent auditors and management to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee is responsible for the appointment of the independent auditors.

          Compensation/Nominating Committee. The members of the Compensation/Nominating Committee are James Wong, who acts as Chairman of the Committee, and Walter L Henning. Each of the members of this Committee is independent for purposes of the NASDAQ Marketplace Rules. The Compensation Committee’s function is to set the compensation policy for the Company, review and recommend executive compensation, including officer salary levels, incentive compensation programs and stock option grants. The Nominating Committee researches and proposes potential candidates for the Company’s Board of Directors and is responsible for executive recruitment matters. The Compensation/Nomination Committee held four meetings during the calendar year ended December 31, 2007. The Committee operates under a written charter, a copy of which will be provided free of charge upon written request to Scott Wheeler, Corporate Secretary, Monterey Gourmet Foods, Inc., 1528 Moffett Street, Salinas, CA 93905.

          Corporate Governance Committee. The members of the Corporate Governance Committee are the Chairman of the Board and Chairmen of the Audit Committee and Compensation Committee. Van Tunstall acts as Chairman of the Committee, and serves with James Wong and John H. McGarvey. All three members of the Corporate Governance Committee are independent for purposes of the NASDAQ Marketplace Rules. The Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors. The Corporate Governance Committee held four meetings during the calendar year ended December 31, 2007.

Executive Sessions

          The non-employee directors met four times during 2007 in Executive Session without the CEO, CFO or any other member of management present.

Director Nominations

          The Nominating Committee considers candidates for director nominees proposed by directors, the Chief Executive Officer and stockholders. In reviewing potential candidates for the Board, the committee considers individuals who have distinguished records for leadership and success in their area of activity and who will make meaningful contributions to the Board. The committee selects nominees for director on the basis of broad experience, character, integrity, wisdom, ability to make independent analytical inquiries, think strategically, as well as their understanding of the Company’s business environment. Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as the willingness to devote sufficient time to attend meetings and participate effectively on the Board.

          Potential candidates are screened and interviewed by the Nominating Committee. All members of the Board may interview the final candidates. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

          If you would like the Nominating Committee to consider a prospective candidate, in accordance with our Bylaws, please submit the candidate’s name and qualifications to: Scott Wheeler, Secretary, Monterey Gourmet Foods, 1528 Moffett Street, Salinas, California 93905.

Communications with Directors

          The Board of Directors maintains a process for stockholders to communicate with the Board or any Board member. Stockholders who desire to communicate with the Board should send any communication to the Company’s Corporate Secretary, c/o Monterey Gourmet Foods, 1528 Moffett Street, Salinas, CA 93905. Any communication must state the number of shares of Common Stock beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is threatening or illegal, uses inappropriate expletive language or is similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Director Attendance at Annual Meetings

          It has been the longstanding practice of the Company for all directors to attend the Annual Meeting of Stockholders. All directors who were elected to the board at the last Annual Meeting were in attendance.

Committee Charters and Other Corporate Governance Materials

          The Board has adopted a charter for each of the committees described above and principles of corporate governance. The Board has also adopted a Code of Business Conduct that applies to all of our employees, officers and directors. A copy of the Code of Business Conduct, which also complies with the definition of a “code of ethics” under section 406(c) of the Sarbanes-Oxley Act of 2002, is available upon request to any stockholder. Requests should be addressed in writing to Mr. Scott Wheeler, Corporate Secretary, 1528 Moffett Street, Salinas, California 93905.

REPORT OF THE AUDIT COMMITTEE

          Information contained in the following Report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any of the Company’s filings under the Exchange Act, notwithstanding anything to the contrary set forth in any such filing, except to the extent that the Company specifically incorporates it by reference into such filing.

          The Audit Committee oversees Monterey Gourmet Foods’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditor, BDO Seidman, LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

          The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The NASDAQ Global Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors, a copy of which will be provided free of charge to any stockholder upon written request to Scott Wheeler, Secretary, Monterey Gourmet Foods, Inc. 1528 Moffett Street, Salinas, California 93905.

          The Committee has discussed and reviewed with the auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with BDO Seidman, LLP, with and without management present, to discuss the overall scope of BDO Seidman, LLP’s audit, the results of its examinations, its evaluations of Monterey Gourmet Foods’ internal controls and the overall quality of its financial reporting. The Committee has implemented a “Whistle Blower” policy whereby employees can speak directly with the Chairman of the Audit Committee regarding issues at the Company. As of March 31, 2008, no calls have been placed with the Audit Committee Chairman.

          The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Monterey Gourmet Foods that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

          Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that Monterey Gourmet Foods audited financial statements be included in Monterey Gourmet Foods’ Annual Report on Form 10-K for the calendar year ended December 31, 2007.

Audit Committee

John H. McGarvey, Chairman
Charles B. Bonner
Van Tunstall

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee of the Board of Directors of Monterey Gourmet Foods has selected BDO Seidman, LLP as independent registered public accounting firm to audit the consolidated financial statements of Monterey Gourmet Foods for the calendar year ending December 31, 2007. BDO Seidman, LLP has acted in such capacity since its appointment in fiscal year 1997. A representative of BDO Seidman, LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

          The following table sets forth the aggregate fees billed to Monterey Gourmet Foods for the fiscal years ended December 31, 2007 and 2006 by BDO Seidman, LLP:

	2007	2006

Audit Fees (1)	$333,000	$337,000
Audit-Related Fees (2)	$26,000	$30,000
Tax Fees (3)	$56,000	$56,000
All Other Fees	$0	$0

          (1)          Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO Seidman, LLP in connection with statutory and regulatory filings or engagements. Calendar year 2006 fees have been revised from the original 2006 filings to include additional fees billed in 2007 in relation to the 2006 audit.

          (2)          Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services generally include consulting fees related to Sarbanes-Oxley 404, equity awards and the implementation of FIN 48.

          (3)          Tax Fees consist of fees billed for professional services rendered for annual compliance filings, ongoing tax planning, and consultation regarding the tax implication of proposed or pending transactions.

Audit Committee Pre-Approval Policies and Procedures

          The Audit Committee must pre-approve audit and non-audit services provided to the Company by the independent registered public accounting firm (or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee has the sole authority to approve the hiring and firing of the independent registered public accounting firm, all audit engagement fees, terms and all non-audit engagements, as may be permissible, with the independent registered public accounting firm. Pre-approval was obtained from the Audit Committee for all fees charged by the independent registered public accounting firm.

Vote Required and Board of Directors’ Recommendation

          Approval of this proposal requires the affirmative vote of a majority of the votes cast at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of Common Stock of Monterey Gourmet Foods, Inc., either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CALENDAR YEAR ENDING DECEMBER 31, 2008.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT OF 2002 STOCK OPTION PLAN

          At the annual meeting, the stockholders will be asked to approve an amendment to the Company’s 2002 Stock Option Plan (“Option Plan”) to increase by 1,000,000 the maximum number of shares of Common Stock that may be issued under the Option Plan, from 3,240,000 to 4,240,000 shares.

          The Option Plan was originally adopted by the Board of Directors and the stockholders in August 1993 with an expiration date of August 31, 2003. In 2002, the stockholders approved amendment of the Option plan to increase the number of shares reserved for options from 1,740,000 to 3,240,000 shares and to extend the termination date of the option Plan to April 30, 2012. As of April 29, 2008, options to purchase an aggregate of 1,723,336 shares of Common Stock were outstanding under the Option Plan, at a weighted average exercise price of $4.47 per share, and 1,212,277 shares had been issued upon the exercise of previously granted options, leaving 304,387 shares available for future grants under the Option Plan. To enable the Company to continue to provide long-term equity incentives, the Board of Directors has amended the Option Plan, subject to stockholder approval, to increase the maximum number of shares that may be issued under the Option Plan by 1,000,000 shares to an aggregate of 4,240,000 shares.

          The Company’s continued employment growth and need for highly qualified employees, combined with the increased competition for the limited supply of qualified personnel, make the Option Plan essential to the Company’s ability to recruit and retain its key employees. The Board of Directors believes that an adequate reserve of shares available for issuance under the Option Plan is necessary to enable it to compete successfully with other companies to secure and retain valuable employees. The proposed amendments are intended to ensure that the Option Plan will continue to be available with a reasonable number of shares to meet the Company’s needs.

Summary of the Provisions of the Option Plan

          The following summary of the Option Plan, including the proposed amendment, is qualified in its entirety by the specific language of the Option Plan, a copy of which will be made available to any stockholder upon written request.

          The Option Plan consists of (i) an employee stock option component which provides for the grant of both incentive stock options, that is, options meeting the requirements of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and nonstatutory stock options, that is, options that do not meet such requirements, which may be granted to eligible employees, consultants and independent contractors of the Company (collectively, “Employee Options”) and ( ii) an outside directors stock option component, which provides for formula grants of nonstatutory stock options to nonemployee directors of the Company (“Outside Director Options”).

          The Option Plan is administered by the Board of Directors and/or a duly appointed committee of the Board of Directors. Options granted under the Option Plan may be either incentive stock options or nonstatutory stock options. The Board of Directors or a committee of the Board of Directors, if appointed, determines the criteria upon which options are granted. The criteria typically include job classification for grants to new employees, and job classification, performance and length of employment for grants to existing employees. All employees (including prospective employees and officers and directors who are also employees) and consultants or other independent contractors (including prospective consultants and independent contractors) of the Company and its present or future parent and/or subsidiary corporations are eligible to receive options under the Option Plan. As of April 29, 2008, the Company had approximately 297 employees, including executive officers, eligible to receive Employee Options under the Option Plan. During 2007, options to purchase 258,000 shares were issued to 19 employees and 7 outside board directors.

          As amended, the maximum number of shares of the Common Stock of the Company which may be issued upon the exercise of options granted pursuant to the Option Plan is 4,240,000 shares (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, reclassifications, or like changes in the capital structure of the Company). All options must be granted, if at all, not later than April 30, 2012.

          Employee Options which are nonstatutory stock options must have an exercise price equal to at least 85% of the fair market value of the Common Stock of the Company, as determined by the Board of Directors, on the date of grant. Incentive stock options granted under the Option Plan must have an exercise price equal to at least 100% of the fair market value of the Common Stock of the Company, as determined by the Board of Directors, on the date of grant. Any incentive stock option granted under the Option Plan to an optionee who at the time of grant owns stock comprising more than 10% of the total combined voting power of all classes of Company’s stock (“Ten Percent Stockholder”) or that of its subsidiaries must have an exercise price equal to at least 110% of the fair market value of the Common Stock of the Company, as determined by the Board of Directors, on the date of the grant. As of April 29, 2008, the closing price of the Company’s Common Stock, as reported on the NASDAQ Global Market, was $2.99 per share.

          Employee Options granted under the Option Plan may be exercised by payment of the exercise price (1) in cash, by check, or by cash equivalent, (2) by tender of shares of Common Stock of the Company which (a) have a value, as determined by the Board (but without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the exercise price and (b) have been owned by the optionee for more than six months or were not acquired either directly or indirectly from The Company, (3) by the optionee’s recourse promissory note, (4) by assignment of the proceeds of a sale of some or all of the shares being acquired through exercise of an option, or (5) by any combination of such methods. The Board of Directors may at any time grant Employee Options which permit any or all of the foregoing forms of consideration to be used in payment of the option price and/or which otherwise restrict one or more forms of consideration.

          During the lifetime of the optionee, the option (whether an Employee Option or an Outside Director Option) may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

          Option grants generally vest and become exercisable at such times and subject to such conditions as specified by the Board of Directors. Options generally vested over a two-year period until the Board lengthened the vesting schedule to three years in 2006.The maximum term of an incentive stock options granted under the Option Plan is ten years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term of five years after the date of grant.

          Generally, in the event of a transfer of control of the Company, the unexercisable and/or unvested portions of any outstanding option will become immediately exercisable and vested as of the date thirty days prior to the transfer of control if the acquiring or successor corporation does not elect to either assume the options or provide substitute options for such outstanding options. Any outstanding options which are not exercised, assumed or replaced will terminate effective as of the date of the transfer of control.

          Generally, if an optionee ceases to be an employee of the Company for any reason, except termination for cause, but including death or disability, the optionee (or his or her legal representative) may exercise his or her Employee Option (to the extent unexercised and exercisable on the date of termination) within three months after the date of termination, but in any event not later than the term of the option. In the event of a termination for cause, the optionee’s right to exercise the employee option ceases upon the effective date of the termination. If an optionee ceases to be an employee of the Company due to death or disability, the optionee (or his or her legal representative) may exercise the Employee Option to the extent unexercised and exercisable on the date of termination within 12 months after the date of termination, but in any event not later than the term of the option. In the event of a termination without cause or constructive termination within twelve months of a transfer of control, the optionee may exercise the Employee Option to the extent unexercised and exercisable on the date of termination within two years after the date of termination, but in any event not later than the term of the option.

          Only directors of the Company who are not employees of the Company or any parent or Subsidiary Corporation of the Company (“Outside Directors”) receive Outside Director Options. Subject to execution by an Outside Director of an appropriate option agreement, Outside Director Options are granted automatically and without further action of the Board of Directors. Each person who is newly elected or appointed as an Outside Director is granted an option to purchase 5,000 shares of common stock effective the day of the first annual meeting of shareholders on or subsequent to the date of the director’s election or appointment. Thereafter, each Outside Director previously granted an Outside Director Option will be granted an option to purchase 5,000 shares of common stock (7,500 shares for the Chairman of the Board) on the date of each subsequent annual meeting. All Outside Director Options vest immediately in full and must be exercised within seven years. The number of shares subject to an Outside Director Option will be appropriately adjusted in the event of a stock dividend, stock split, reverse stock split, recapitalization or similar change in the Company’s capital structure. All shares subject to Outside Director Options also are subject to the same conditions as Employee Options granted under the Option Plan in the event of certain transfers of control of the Company, as described above.

          All Outside Director Options are nonstatutory stock options and have an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant. All shares of the Company’s common stock acquired upon the exercise of the Outside Director Options may be paid for with (a) cash, a check, or cash equivalent, (b) the assignment of proceeds of a sale of some or all of the shares acquired upon exercise of the option, or (c) a combination of the above.

          The Board of Directors may terminate or amend the Option Plan at any time except as described below. Without stockholder approval, the Board of Directors may not amend the Option Plan to increase the number of shares covered by the Option Plan or to change the class of persons eligible to receive options under the Option Plan. Furthermore, the Board may not in any event amend the provisions of the Option Plan that determine the number of shares subject to an Outside Director Option, the price at which shares subject to an Outside Director Option may be purchased, or the timing of grants of Outside Director Options more than once every six months, other than to comply with changes in the Internal Revenue Code, or the rules promulgated thereunder.

Summary of Federal Income Tax Consequences of the Option Plan.

          The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of options granted pursuant to the Option Plan and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences of nonstatutory stock options and incentive stock options are complex and subject to change. Accordingly, a taxpayer’s particular situation may be such that some variation of the described rules is applicable.

          Nonstatutory Stock Options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of an option, the optionee normally recognizes ordinary income in the amount of the difference between the option price and the fair market value on the exercise date. Such ordinary income may be subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the exercise price and the fair market value on the date of exercise, will be taxed as short or long-term capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months from the exercise date. No tax deduction is available to the Company with respect to the grant of the option or the sale of stock acquired pursuant to such grant. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option.

          Incentive Stock Options. Options designated as incentive stock options are intended to fall within the provisions of section 422 of the Internal Revenue Code. An optionee recognizes no taxable income as a result of the grant or exercise of such an option.

          For optionees who do not dispose of their shares for two years following the date the option was granted, nor within one year following the transfer of the shares upon exercise of the option, the gain on sale of the shares (which is defined to be the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee is entitled to long-term capital gain treatment upon a sale of the stock, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a “disqualifying disposition”), the difference between the option price and the fair market value of the shares at the date of exercise (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed at ordinary income rates at the time of disposition. Any gain in excess of that amount will be long-term or short-term capital gain, depending on the length of time the stock was held. If a loss is recognized, there will be no ordinary income, and such loss will be a long-term or short-term capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disposition of stock should be deductible by the Company for federal income tax purposes.

          The difference between the option price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply in certain circumstances such as certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares, and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

PLAN BENEFITS

          The following table sets forth grants of stock options received under the Option Plan during the calendar year ended December 31, 2007 by (i) the Named Executive Officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all employees, who are not executive officers, as a group. Except for the automatic yearly grant of Outside Director Options, the granting of options is discretionary with the Board of Directors, and the benefits to be received by the individuals and classes listed in the table are not determinable.

Name and Position	Exercise Price(1)	Number of Shares

Eric C. Eddings President and CEO	$—	-0-

Scott S. Wheeler Chief Financial Officer	$4.43	25,000

Michael P. Schall Senior Vice President Sales and Marketing	$3.19	10,000

Executive group (3 persons)	$4.08	35,000
Non-executive director group (7 persons)	$4.30	75,000

Non-executive officer employee group (17) persons	$4.35	148,600

          (1) Average exercise price of options granted during fiscal 2007 under the Option Plan.

Vote Required and Board of Directors’ Recommendation.

          The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. “Broker non-votes,” on the other hand, will have no effect on the outcome of this vote.

          The Board of Directors believes that the proposed amendment of the Option Plan is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL TO AMEND THE OPTION PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The table below sets forth as of December 31, 2007, except as noted in the footnotes to the table, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the executive officers named in the Summary Compensation Table, and (iv) all such executive officers and directors of the Company as a group.

	Shares Owned

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Class

Gruber and McBaine Capital Management (2) 50 Osgood Place, Penthouse San Francisco, CA 94133	2,746,005	16.0%

Signia Capital Management (3) 108 North Washington, Suite 305 Spokane, WA 99021	1,749,292	10.2%

T. Rowe Price Associates, Inc. (4) 100 East Pratt Street Baltimore, MD 21202	1,482,500	8.6%

Dimensional Fund Advisors (5) 1299 Ocean Ave. Santa Monica, CA 90401	1,468,507	8.6%

AWM Investment Co., Inc. (6) 153 East 53rd Street New York, NY 10022	925,804	5.4%

Van Tunstall (7)	149,401	1.0%

Michael P. Schall (8)	74,584	*

James Wong (9)	94,334	*

Charles B. Bonner (10)	190,240	1.1%

Scott S. Wheeler (11)	58,334	*

Walter L. Henning (12)	117,034	*

Eric C. Eddings (13)	129,593	*

John H. McGarvey (14)	9,167	*

Viji Sampath (15)	0	*

Joseph Stirlacci (16)	96,772	*

Robert Donaldson(17)	43,797	*

Daniel Brown(18)	77,000	*

All Officers and Directors as a group (11 persons) (19)	1,040,256	5.6%

* Represents less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within sixty (60) days after December 31, 2007 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Options granted under the Company’s 2002 Stock Option Plan (the “2002 Stock Option Plan”) generally become exercisable as the underlying shares vest. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals listed in the table is: c/o Monterey Gourmet Foods, Inc., 1528 Moffett Street, Salinas, CA 93905.

(2)

Jon D. Gruber and J. Patterson McBaine are the only managers of, and hold all executive offices of, Gruber and McBaine Capital Management LLC (“GMCM”), an investment advisor. GMCM is the general partner of Lagunitas Partners, L.P. (“Lag”), a California investment limited partnership. As of December 31, 2007, GMCM had shared voting and investment power over 2,746,005 shares; Mr. Gruber had sole voting and investment power over 322,820 shares and shared voting and investment power over 2,746,005 shares; Mr. McBaine had sole voting and investment power over 351,750 shares and shared voting and investment power over 2,746,005 shares; Lag has shared voting and investment power over 1,249,885 shares. Neither Mr. Gruber nor Mr. McBaine participate in the Management of the Company, direct the policies of the company, or serve on the Board of Directors of the Company.

(3)

Signia Capital Management, LLC., had sole dispositive power for an entire holding of 1,749,500 shares and sole voting power over 697,194 shares. Signia Capital Management LLC is an investment advisor in accordance with Rule 13-1 (b) (1) (ii) (E).

(4)

T. Rowe Price Associates, Inc (“Price Associates”) had sole dispositive power for an entire holding of 1,482,500 shares and sole voting power over 257,500 shares. These securities are owned by various individual and institutional investors for whom Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)

Dimensional Fund Advisors Inc (“Dimensional”) an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled groups trusts and separate accounts directly or indirectly held 1,468,507 shares of Company stock. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over 1,468,507 shares. However, Dimensional disclaims beneficial ownership of these securities. In addition, no Dimensional officer serves as an executive officer or director of the Company.

(6)

AWM Investment Co., Inc. (“AWM”), in its capacity of investment advisor, may be deemed to have beneficial ownership of 925,804 shares of the common stock of the Company. Mr. Austin W. Marxe and Mr. David M. Greenhouse are the controlling principals of AWM Investment Company, Inc. AWM had voting power and/or dispositive power over 925,804 shares.

(7)	Includes 112,501 shares subject to options granted under the 2002 Stock Option Plan which are exercisable within sixty (60) days of December 31, 2007.

(8)	Includes 64,584 shares subject to options granted under the 2002 Stock Option Plan which are exercisable within sixty (60) days of December 31, 2007.

(9)	Includes 88,334 shares subject to options granted under the 2002 Stock Option Plan which are exercisable within sixty (60) days of December 31, 2007.

(10)	Includes 102,084 shares subject to options granted under the 2002 Stock Option Plan which are exercisable within sixty (60) days of December 31, 2007.

(11)	Includes 53,334 shares subject to options granted under the 2002 Stock Option Plan which are exercisable within sixty (60) days of December 31, 2007.

(12)

Includes 6,200 shares held in an IRA account in the name of Teresa A. Henning to which Mr. Henning claims beneficial ownership, and 88,334 shares subject to options granted under the 2002 Stock Option Plan which are exercisable within sixty (60) days of December 31, 2007.

(13)	Includes 60,000 shares subject to options granted under the 2002 Stock Option Plan which are exercisable within sixty (60) days of December 31, 2007.

(14)	Includes 4,167 shares subject to options granted under the 2002 Stock Option Plan which are exercisable within sixty (60) days of December 31, 2007.

(15)

Mr. Sampath was elected to the Board of Directors in December 2007 and does not own any of the Company’s stock and has not been issued any options under the 2002 Stock Option Plan which are exercisable within sixty (60) days of December 31, 2007.

(16)	Includes 89,334 shares subject to options granted under the 2002 Stock Option Plan which are exercisable within sixty (60) days of December 31, 2007.

(17)	Includes 3,334 shares subject to options granted under the 2002 Stock Option Plan which are exercisable within sixty (60) days of December 31, 2007.

(18)	Includes 77,000 shares subject to options granted under the 2002 Stock Option Plan which are exercisable within sixty (60) days of December 31, 2007.

(19)	Includes 743,006 shares subject to options granted under the 2002 Stock Option Plan which are exercisable within sixty (60) days of December 31, 2007.

Equity Compensation Plan Information

          The following table provides information about our common stock that may be issued upon the exercise of options, warrants or rights under all of our existing equity compensation plans as of December 31, 2007, including the Monterey Gourmet Foods 2002 Stock Option Plan and the Monterey Gourmet Foods 2001 Nonstatutory Stock Option Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding, Options, Warrants and Rights (Column a)		Weighted Average Exercise Price of Outstanding, Options, Warrants and Rights (Column b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)

Equity Compensation Plans Approved by Security Holders	1,723,336	(1)	$4.47	304,387
Equity Compensation Plans Not Approved by Security Holders	50,700	(2)	$6.55	129,300

Total	1,774,036		$4.53	433,687

(1)	Issued under the Monterey Gourmet Foods 2002 Stock Option Plan.

(2)	Issued to Company employees under the Monterey Gourmet Foods 2001 Nonstatutory Stock Option Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Policy

          The Company’s Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors the annual compensation for the executive officers of the Company. This Committee has the responsibility for establishing, implementing, and monitoring the Company’s compensation strategy and policy. Among its principal duties, the Committee ensures that the total compensation of the executive officers is fair, reasonable and competitive.

Objectives and Philosophies of Compensation

          The primary objective of the Company’s compensation policy, including the executive compensation policy, is to help attract and retain qualified, energetic managers who are enthusiastic about the Company’s mission and products. The policy is designed to reward the achievement of specific annual and long-term strategic goals aligning executive performance with company growth and shareholder value. In addition, the Board of Directors strives to promote an ownership mentality among key leaders and the Board of Directors.

Setting Executive Compensation

          The compensation policy is designed to reward performance. In measuring executive officers’ contribution to the Company, the Compensation Committee considers numerous factors including the Company’s growth and financial performance as measured by revenue, gross margin and net income before taxes among other key performance indicators.

          Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. The Compensation Committee does not currently engage any consultant related to executive and/or director compensation matters.

          Stock price performance has not been a factor in determining annual compensation because the price of the Company’s common stock is subject to a variety of factors outside of management’s control. The Company does not subscribe to an exact formula for allocating cash and non-cash compensation. However, a significant percentage of total executive compensation is performance-based. Historically, the majority of the incentives to executives have been in the form of non-cash incentives in order to better align the goals of executives with the goals of stockholders.

Elements of Company’s Compensation Plan

          The principal components of compensation for the Company’s executive officers are:

•	base salary

•	performance-based incentive cash compensation

•	right to purchase the company’s stock at a preset price (stock options)

•	retirement and other benefits

          Base Salary

          The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility.

          During its review of base salaries for executives, the Committee primarily considers:

•	market data;

•	internal review of the executives’ compensation, both individually and relative to other officers; and

•	individual performance of the executive.

          Salary levels are typically evaluated annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

          Performance-Based Incentive Compensation

          The management incentive plan gives the Committee the latitude to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals, encourage the growth of stockholder value and allow key employees to participate in the long-term growth and profitability of the Company. So that stock-based compensation may continue to be a viable part of the Company’s compensation strategy, management is currently seeking shareholder approval of a proposal to increase the number of shares of Company common stock reserved for issuance pursuant to the Company’s 2002 Stock Option Plan.

          For stock-based programs, the Committee may grant participants stock options which are the only non-cash incentive currently approved by the stockholders of the Company. In granting these awards, the Committee establishes parameters such as vesting schedules and terms of the grants.

          All awards of shares of the Company’s stock options are made at the market price at the time of the award. Annual awards of stock options to executives are made at the Committee’s regularly scheduled meeting while the stock options awarded to outside Board members are automatically granted at the regularly scheduled annual shareholders meeting.

          Newly hired or promoted executives receive their award of stock options on the first business day of their hire or promotion or at the time the Committee meets and approves such grants.

          Ownership Guidelines

          To directly align the interests of the Board of Directors with the interests of the stockholders, the Committee recommends that each Board member maintain a minimum ownership interest in the Company. Currently, the Compensation Committee recommends that each Board member own a minimum of 5,000 shares of the Company’s common stock with such stock to be acquired within a reasonable time following election to the Board.

          Stock Option Program

          The Stock Option Program assists the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

          Stock option award levels are determined based on market data, vary among participants based on their positions within the Company and are granted at the Committee’s regularly scheduled meeting. Options are awarded at the NASDAQ’s closing price of the Company’s Common Stock on the date of the grant. The Committee has never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

          Options granted by the Committee after December 9, 2005 vest at a rate of 33% per year over the first three years of the ten-year option term. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights. Options issued before December 9, 2005 vested over the first two years.

          Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program and its Employee Stock Purchase Plan in accordance with the requirements of FASB Statement 123(R), which requires that the fair value of options, calculated as of the date of grant, be expensed over the vesting period of each option.

          Retirement and Other Benefits

          All employees in the United States are eligible to participate in the Company’s 401-k Retirement Plan. In addition, employees are entitled to participate in the Company’s Employee Stock Purchase Plan.

          401-k Retirement Plan

          In 1996, the Company instituted a 401(k) Plan covering substantially all full-time employees with six months of service. Under the Plan, employees may elect to defer up to 15% of compensation (subject to certain limitations). Beginning in January 2003 the Company adopted a Safe Harbor Plan and currently matches employee contributions up to 4% of compensation. In addition, the Company may make an annual discretionary profit-sharing contribution. Employee contributions, Company matching contributions and related earnings are always 100% vested.

          Employee Stock Purchase Plan

          In October 1994, the Company’s Board of Directors adopted a qualified employee stock purchase plan. Under the purchase plan, eligible employees (those who have completed one year of continuous employment with the Company) may purchase shares of the Company’s common stock through payroll deductions not to exceed 10% of gross wages. The Company has reserved 200,000 shares of its common stock for issuance under the purchase plan, which remains in effect until terminated by the Company’s Board of Directors, or until all of the shares reserved for under the purchase plan have been issued. Unless the Board has otherwise provided a higher amount prior to the commencement of an offering period, the offering exercise price for each purchase period is 85% of the lesser of (a) the fair market value of the shares on the offering date of such offering period or (b) the fair market value of the shares on the given purchase date.

          Perquisites and Other Personal Benefits

          The Company provides some executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

          Some executive officers are provided use of company automobiles and all employees can participate in the plans and programs described above.

          Each employee of the Company is entitled to term life insurance, premiums for which are paid by the Company in the amount of one-times annual base salary. In addition, each employee is entitled to receive certain medical and dental benefits and part of the cost is funded by the employee.

          Accounting and Tax Considerations

          The Company’s stock option grant policy has been impacted by the implementation of SFAS No. 123R, which was adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, the Company is required to value unvested stock options granted prior to the adoption of SFAS 123 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

          Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to Monterey Gourmet Foods’ chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

Executive Officers

          The following table sets forth certain formation concerning the Company’s executive officers:

Name	Age	Position

Eric C. Eddings	47	President and Chief Executive Officer since 2006 (1)

Scott S. Wheeler	53	Chief Financial Officer and Corporate Secretary since 2003 (2)

Michael P. Schall (3)	54	Senior Vice-President of Sales and Marketing

          (1) Previous to his appointment as President and Chief Executive Officer of the Company, Mr. Eddings was President of the Company’s Natural Foods Division following the Company’s acquisition of Cibo Naturals in 2004. Previous to that acquisition, Mr. Eddings was Chief Operating Officer and a minority shareholder of Cibo Naturals.

          (2) Mr. Wheeler joined the Company as its Controller in April 2003, and was previously Vice President and Financial Officer of the KBC Edible Beans Division of ConAgra Foods.

          (3) Mr. Schall was a director of the Company from 2001 through 2007. Mr. Schall was formerly President of Strategic Marketing Methods, a consulting and advisory firm providing sales and marketing, business development advisory and new product expertise to the food and foodservice industries, and served as Senior Vice President of Sales, Marketing, and Direct Store Delivery for Wise Foods, a snack food company, from January 2002 until March 2003.

Summary Compensation Table

          The following table includes information concerning compensation for the two year period ended December 31, 2007 in reference to the five most highly compensated employees of the Company which includes required disclosure related to the CEO and CFO.

Name and Principal Position	Year	Salary $ (4)	Bonus $ (5)	Option Awards (6)	All Other Compensation (7)	Total

Eric C. Eddings (1)	2007	$292,692	$195,495	$167,976	$21,068	$677,231
President and CEO	2006	$227,950	$155,622	$74,631	$16,431	$474,634

Scott S. Wheeler (2)	2007	$195,673	$48,850	$37,823	$8,427	$290,773
Chief Financial Officer	2006	$177,308	$15,000	$24,549	$7,092	$223,949

Michael P. Schall (3)	2007	$616	$—	$4	$—	$620
Senior Vice President Sales and Marketing

(1)	Mr. Eddings joined the Company in January 2004 as part of the acquisition of CIBO Naturals LLC. Mr. Eddings became President and Chief Executive Officer on September 5, 2006.

(2)	Mr. Wheeler joined the Company in April 2003 and was promoted to Chief Financial Officer in October 2003.

(3)

Mr. Schall began working as Senior Vice President of Sales and Marketing on December 31, 2007. Before December 31, 2007, Mr. Schall served as a director for the Company. See “Compensation of Directors” for information regarding compensation paid to Mr. Schall as a director during 2007.

(4)	Includes amounts (if any) deferred at the named executive officer’s option under the Company’s 401(k) plan.

(5)	Bonuses were based on the Company’s performance and other objectives obtained.

(6)

Amounts calculated utilized the provisions of SFAS No. 123R “Share-based Payments” of the consolidated financial statements and reconciled to the amounts expensed in the Company’s 2007 financial statements excluding the effects of forfeitures. Since the vesting of option awards occurs generally over a two or three-year period, this amount represents only a portion of the fair value of the options granted during 2005, 2006 and 2007. See Option Award Expense for 2007 below.

(7)

The Company matches 100% of the employee contributions to the Company’s 401-k plan up to 4% of individual compensation. All of the named executives contributed a minimum of 4% of base salary to the 401-k plan and the Company matched that contribution. Also, Mr. Eddings and Mr. Schall received a car allowance.

Option Award Expense for 2007

          Some compensation figures included in the “Summary Compensation Table” section of this Proxy Statement were paid to executives in 2007 for performance in prior years. Under SEC Rules, the Company is required to report dollar amounts of the stock options for each Named Executive Officer, recognized or expensed by the Company in the previous calendar year as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with FAS 123R. The amounts that the Company expensed for calendar year 2007 are reported in the Summary Compensation Table above. The table below shows for each Named Executive Officer the total dollar amounts of stock options expensed in 2007, along with a breakdown of the grant date fair values of the options made in 2005, 2006, and 2007 and the portion of each of those grants that was expensed in 2007.

		Stock Option Grants ($)							Total 2007 Expense ($)

Name and Principal Position		12/9/2005		9/13/2006		3/2/2007

Eric C. Eddings	Fair Value of Grant	$31,982		$317,085		$—
President and CEO	2007 Expense	8,834		159,142		—			$167,976

Scott S. Wheeler	Fair Value of Grant	42,642		—		52,872
Chief Financial Officer	2007 Expense	11,779		—		26,044			37,823

		Stock Option Grants ($)							Total 2007 Expense ($)

Name and Principal Position		8/28/2005	(1)	5/19/2006	(1)	6/22/2007	(1)	12/31/2007

Michael P. Schall	Fair Value of Grant	$17,829		$40,211		$20,136		$12,894
Senior Vice President	2007 Expense	2,652		16,219		6,260		4	$25,135

(1) Issued as a Director

Grants of Plan-Based Awards for 2007

          The following table sets forth certain information with respect to the options granted during or for the calendar year ended December 31, 2007 to each of the executive officers listed in the Summary Compensation Table.

Name and Principal Position	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards

Scott S. Wheeler	3/2/2007	25,000	$4.43	$52,872
Chief Financial Officer

Michal P. Schall	12/31/2007	10,000	3.19	12,894
Senior Vice President

(1) All options listed above vest at a rate of 33% per year over the first three years of the ten-year option term.

Outstanding Equity Awards at December 31, 2007

          The following table includes certain information with respect to the value at the calendar year end December 31, 2007 of all unexercised options previously awarded to the executive officers named above.

	Option Awards

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date

Eric C. Eddings	10,000	5,000	$3.95	12/9/2015
President and CEO	50,000	100,000	$3.89	9/13/2016

Scott S. Wheeler	10,000	—	$3.39	4/26/2013
Chief Financial Officer	15,000	—	$3.76	10/29/2013
	15,000	—	$3.44	11/11/2014
	13,334	6,666	$3.95	12/9/2015
	—	25,000	$4.43	3/2/2017

Michael P. Schall	15,000	—	$6.94	10/25/2011
Senior Vice President	15,000	—	$5.85	10/25/2012
	15,000	—	$3.71	10/27/2013
	6,250	—	$3.25	7/29/2014
	10,000	—	$3.36	7/28/2015
	3,334	6,666	$7.14	5/19/2016
	—	10,000	$3.19	12/31/2017

(1) Options with an expiration date before December 8, 2015 vest over 24 months and all options with an expiration date after December 8, 2015 (except for options issued to outside directors beginning in 2008) vest at a rate of 33% per year over the first three years of the ten-year option term.

Option Exercises and Stock Vested in 2007

No options were exercised by the executive officers named above during the calendar year ended December 31, 2007.

Compensation of Directors

          The following table provides compensation information for the one year period ended December 31, 2007 for each non-employee member of the Company’s Board of Directors holding office during calendar year 2007. Compensation information regarding the two management directors, Eric C. Eddings and Scott S. Wheeler, is included in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total

Charles B. Bonner	$13,400	$25,131	$38,531

F. Christopher Cruger	$12,000	$25,131	$37,131
(Retired 12/31/2007)
Michael P. Schall	$12,500	$25,131	$37,631

Van Tunstall	$18,000	$35,677	$53,677

James Wong	$14,200	$25,131	$39,331

Walter L Henning	$14,800	$25,131	$39,931

John H. McGarvey	$13,400	$26,535	$39,935

1.

Independent directors are reimbursed for out-of-pocket travel expenses which are not included in this table. Each Board member receives a stipend of $3,000 for each Board meeting attended. The Board Chairman receives $4,500 for each Board meeting attended. The Audit Committee Chairperson receives a stipend of $700 for each Audit Committee meeting chaired, the Compensation Committee chairperson receives a stipend of $500 for each committee meeting chaired, and the Board Chairman receives a stipend of $1,000 for each meeting chaired.

2.

Since the vesting of most outstanding option awards issued after December 8, 2005 occurs over three years, this amount includes only a portion of the fair value of the options granted during 2007. The fair value of the options granted in 2007 is: Mr. Bonner $20,136; Mr. Cruger $20,136; Mr. Schall $20,136; Mr. Tunstall $30,204; Mr. Wong $20,136; Mr. Henning $20,136; Mr. McGarvey $20,136.

          In 2007, the Compensation Committee reviewed the compensation of outside Board Directors. As part of this review, the committee examined information concerning board compensation for other food companies with similar market capitalization or revenue. Effective January 1, 2008, each outside board member receives a stipend of $5,000 for each Board meeting attended. The Audit Committee Chairperson receives an additional stipend of $1,500 for each Audit Committee meeting chaired, the Compensation Committee chairperson receives an additional stipend of $1,000 for each committee meeting chaired, the Board Vice-Chairman receives an additional stipend of $1,500 for each meeting and the Board Chairman receives an additional stipend of $2,500 for each meeting. As a result of the Compensation Committee review, the Board also adopted an amendment to the Company’s 2002 Stock Option Plan. Pursuant to this amendment, each non-employee Board member is granted an option for 5,000 shares (previously, each annual grant was for 10,000 shares) each year with a grant date on the annual shareholder’s meeting. The Board Chairman receives an option for 7,500 shares (previously 15,000 shares) each year. Stock options issued to outside Board members vest upon issuance (rather than over a two-year period as previously) and have a 7 year (as opposed to 10 years previously) term.

Certain Relationships and Related Transactions

          The Company’s policy is to forbid all related party transactions; hence there is no separate policy to govern Board of Directors review or approval of such matters. As of December 31, 2007, there were no related party transactions. We are party to indemnification agreements with each of the executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

          Eric Eddings has served as President and Chief Executive Officer of Monterey Gourmet Foods since September 5, 2006, pursuant to an employment contract signed on September 15, 2006. A copy of this agreement was filed with the SEC in the Company’s Report on Form 8-K filed September 21, 2006 and is incorporated here by reference.

          Pursuant to the agreement, the Company pays Mr. Eddings a base salary of $285,000 per year. He is also eligible for an annual cash bonus based on performance and achieving certain goals. In addition, Mr. Eddings received an incentive stock option to purchase 150,000 shares of the Company’s common stock vesting and exercisable in installments of 50,000 shares on each of the first, second, and third anniversaries of his employment agreement. As part of the agreement, if Mr. Eddings is terminated by the Board of Directors without cause, Mr. Eddings will be eligible for severance compensation equal to twelve months of his then applicable base annual salary.

Compensation Committee Interlocks and Insider Participation

          Executive compensation is administered by a Compensation Committee comprised of two independent members of the Board of Directors, James Wong and Walter L. Henning, No executive officer of the Company served as a director or member of the compensation committee of any other entity.

Report of Compensation Committee on Executive Compensation

          We have reviewed and discussed with management the Compensation Discussion and Analysis provided above in this Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting of Shareholders.

Compensation Committee

James Wong, Chairman Walter Henning

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 5% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

          Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-5% stockholders were complied with during the fiscal year which ended December 31, 2007.

COMPARISON OF STOCKHOLDER RETURN

          Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company’s Common Stock with the cumulative total return of the NASDAQ Global Market Index (U.S. Companies) and peer issuers for the years ended December 31, 2003 through 2007.

Comparison of Cumulative Total Return from December 31, 2002 through December 31, 2007:

          Monterey Gourmet Foods, NASDAQ Global Index (U.S. Companies) and Peer Issuers

	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2007

Monterey Gourmet Foods	100.0	99.5	90.4	107.5	116.8	84.9
NASDAQ Stock Market (U.S.)	100.0	149.5	162.7	166.2	182.6	198.0
Peer Issuers	100.0	117.6	118.6	127.8	150.8	112.9

The index level for all series was set to $100.00 on 12/31/2002, and it was assumed that all dividends were reinvested. No dividends have been declared on the Company’s Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

          Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2009 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than February 27, 2009.

TRANSACTION OF OTHER BUSINESS

          At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2008 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

/s/ SCOTT S. WHEELER

SCOTT S. WHEELER Secretary

April 30, 2008

Front Side of Proxy Card

MONTEREY GOURMET FOODS, INC.

Proxy for Annual Meeting of Stockholders
This Proxy Is Solicited by the Board of Directors
And May Be Revoked Prior to Its Exercise

The undersigned hereby appoint(s) Eric C. Eddings and Scott S. Wheeler, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Monterey Gourmet Foods, Inc. (“the Company”) which the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of said Company to be held at the Embassy Suites Hotel Monterey Bay-Seaside, 1441 Canyon Del Rey, Seaside, California, 93955 on Friday, June 27, 2008 at 10:00 a.m., local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in the proxyholders’ discretion upon such other matters as may properly come before the meeting.

          The Shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted for proposals 1, 2, and 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Reverse Side of Proxy Card

A vote FOR the following proposals is recommended by the Board of Directors:

1. To elect eight directors to hold office until the Company’s annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified or until their earlier resignation or removal:
NOMINEES: Charles B. Bonner, Van Tunstall, James Wong, Walter L. Henning, Eric C. Eddings, John H. McGarvey, Viji Sampath, Scott S. Wheeler

☐	FOR	☐	WITHHELD
☐	For all nominees except as noted above (line through votes to be withheld)

2. To approve the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3. To consider and vote upon a proposal to amend the Company’s 2002 Stock Option Plan to increase the share reserve by 1,000,000 shares from 3,240,000 to 4,240,000 shares.

☐	FOR	☐	AGAINST	☐	ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your shares may be represented at the meeting.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy.

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Please date the Proxy

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Date	____________________________________

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